UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 20, 2026

Date of Report (Date of earliest event reported)

Zura Bio Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40598	98-1725736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1489 W. Warm Springs Rd. #110

Henderson, NV 89014

 (Address of principal executive offices,
including zip code)

(702) 825-9872

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, par value $0.0001 per share	ZURA	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On January 20, 2026, Robert Lisicki notified the Board of Directors (the “Board”) of Zura Bio Limited (the “Company”) that he was resigning as the Company’s Chief Executive Officer, principal executive officer and member of the Board, effective as of January 21, 2026 (the “Effective Date”). As previously disclosed, on October 8, 2025, Mr. Lisicki informed the Company that he was taking a medical leave of absence, effective October 10, 2025. Accordingly, effective October 10, 2025, the Board appointed Kim Davis, the Company’s Chief Operating Officer, Chief Legal Officer and Corporate Secretary, to serve as the Company’s interim Chief Executive Officer and interim principal executive officer, in addition to her existing roles.

On January 21, 2026, the Company and Mr. Lisicki entered into a separation agreement (the “Separation Agreement”), pursuant to which Mr. Lisicki will remain a non-executive employee of the Company through March 31, 2026 (the “Resignation Date”) and will be eligible to receive transition compensation in an amount equal to $72,000 (on an annualized basis) (the “Transition Compensation”). Pursuant to the terms of the Separation Agreement, Mr. Lisicki is not eligible for a bonus for fiscal years 2025 or 2026, and vesting in Mr. Lisicki’s stock options ceased on the Effective Date. Under the Separation Agreement, following the Resignation Date, Mr. Lisicki will also receive: (i) a lump-sum severance payment in an amount equal to twelve months of his base salary, as in effect immediately prior to the Effective Date, reduced by the amount of Transition Compensation received, and (ii) the full COBRA premium to continue his insurance in effect for himself and his dependents until the earliest of (a) nine months after the Resignation Date; (b) the expiration of his eligibility for the continuation coverage under COBRA; or (c) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

Additionally, the Separation Agreement provides for an extension of the post-termination exercise period for Mr. Lisicki’s outstanding vested stock options to the earlier of (i) twelve months following the Resignation Date or (ii) the applicable expiration date of the applicable stock option. The Separation Agreement also provides for accelerated vesting of 25% of the shares underlying the option granted to Mr. Lisicki on February 27, 2025 as of the Effective Date, which shares were originally scheduled to vest on February 27, 2026, subject to specified lock-up restrictions. All other unvested options outstanding as of the Effective Date were immediately forfeited.

All payments and benefits provided under the Separation Agreement are contingent upon the effectiveness of, and Mr. Lisicki’s continued compliance with, the Separation Agreement. The Separation Agreement also contains a release of claims, as well as standard non-disparagement and confidentiality provisions.

The foregoing description of the Separation Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Chief Executive Officer

On January 21, 2026, the Board, upon the recommendation of the nominating and governance committee of the Board, appointed Dr. Sandeep Kulkarni, a current director on the Board, as the Company’s Chief Executive Officer and principal executive officer, effective as of the Effective Date. Dr. Kulkarni will also continue serving as a director on the Board. Jennifer Jarrett replaced Dr. Kulkarni as a member of the audit committee of the Board, effective as of the Effective Date. Also on the Effective Date, Ms. Davis stepped down as interim Chief Executive Officer and interim principal executive officer and will continue with the Company in her roles as Chief Operating Officer, Chief Legal Officer and Corporate Secretary.

In connection with the appointment of Dr. Kulkarni as Chief Executive Officer, the Company entered into an offer letter with Dr. Kulkarni on January 21, 2026 (the “Offer Letter”). The Offer Letter provides for Dr. Kulkarni’s at-will employment as the Company’s Chief Executive Officer. Pursuant to the Offer Letter, Dr. Kulkarni will receive an annual base salary of $655,000 per year. Dr. Kulkarni will also be eligible to receive a discretionary annual cash bonus with a target amount equal to 55% of his base salary and to participate in the Company’s employee benefit plans and programs in accordance with the terms and conditions of the applicable plans and programs.

Pursuant to the Offer Letter, the Board also granted to Dr. Kulkarni the following equity awards, each effective as of the Effective Date with an exercise price equal to the closing price per share of the Company’s Class A ordinary shares on the Effective Date. The equity awards were granted pursuant to and subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan:

•	an option to purchase 2,934,107 Class A ordinary shares (the “New-Hire Option Award”). The New-Hire Option Award will vest over four years, with 25% of the shares vesting on the first anniversary of the Effective Date and the remainder vesting in equal quarterly installments over the following three years, subject to Dr. Kulkarni’s continued service through each vesting date; and

•	an option to purchase 505,881 Class A ordinary shares of the Company (the “Performance Option Award”). The Performance Option Award will vest in full on the first date upon which both of the following performance goals are achieved, subject to Dr. Kulkarni’s continued service through such date: (a) the Company’s completion of an equity raise above a specified amount prior to a specified date, and (b) the volume-weighted average price of a Class A ordinary share of the Company equals or exceeds a specified price over a period of 30 consecutive trading days, prior to December 31, 2030.

The foregoing description of the Offer Letter is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Biographical and other information for Dr. Kulkarni is set forth in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2025 and is incorporated herein by reference. Dr. Kulkarni is not party to any arrangement or understanding pursuant to which he was appointed as an officer, nor is he party to any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Dr. Kulkarni and any of the Company’s directors or executive officers.

Director Appointment

On January 21, 2026, the Board appointed Parvinder Thiara as a director, effective January 23, 2026. Mr. Thiara will continue as a director until the next annual general meeting of shareholders or until his successor has been elected and qualified, or, if sooner, until his earlier death, resignation or removal.

Mr. Thiara previously served as a member of our Board from June 2022 to May 2025. Mr. Thiara founded Athanor Capital in 2017, a New York-based hedge fund manager, and currently serves as its Chief Investment Officer. Mr. Thiara has also served as a member of Tourmaline Bio, Inc.’s board of directors from September 2022 to October 2025. Previously, Mr. Thiara held various roles at D.E. Shaw & Co., including most recently as a Senior Vice President. Mr. Thiara earned a B.A. degree in Chemistry from Harvard College and an M.Sc. degree in Theoretical Chemistry from Oxford University as a Rhodes Scholar.

Pursuant to the Company’s Non-Employee Director Compensation Policy, Mr. Thiara will be entitled to receive an annual cash retainer for service as a director in the amount of $40,000, prorated based on days served. In addition, on January 23, 2026, Mr. Thiara will receive an initial grant of stock options pursuant to the Company’s 2023 Equity Incentive Plan (the “Initial Option Grant”) to purchase the lesser of (i) 51,000 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) and (ii) the maximum number of Class A Ordinary Shares that would result in the option having an option value of not more than $200,000 (the “Initial Option Grant”). The Initial Option Grant will vest in a series of twelve successive substantially equal monthly installments over the one-year period measured from the date of grant; provided, that any remaining unvested portion of the Initial Option Grant will vest as of the day immediately preceding the next Annual Meeting, subject to his continuous service through each vesting date.

Pursuant to the Non-Employee Director Compensation Policy, Mr. Thiara will also be entitled to receive on the date of each annual general meeting of shareholders following which he continues to serve as non-employee director, a grant of a stock option to purchase the lesser of (i) 51,000 Class A Ordinary Shares and (ii) the maximum number of Class A Ordinary Shares that would result in the option having an option value of not more than $200,000 (the “Annual Option Grant”). Each Annual Option Grant will vest in a series of twelve successive substantially equal monthly installments over the one-year period measured from the date of grant; provided, that any remaining unvested portion of the Annual Option Grant will vest as of the day immediately preceding the next annual general meeting. The first Annual Option Grant Mr. Thiara will be entitled to receive will be prorated as follows: the number of shares underlying each Annual Option Grant shall be multiplied by a fraction, the numerator of which is the number of days between commencement of service as a non-employee director and the 2026 annual general meeting, and the denominator of which is 365.

There are no arrangements or understandings between Mr. Thiara and any other person pursuant to which he was elected as a director. Mr. Thiara does not have any family relationships with any of the Company’s directors or executive officers.

Related Party Transactions

Mr. Thiara is a director of Athanor Capital. On December 29, 2025, Athanor Capital and the Company entered into a letter agreement, which was previously disclosed on a Current Report on Form 8-K filed with the SEC on January 2, 2026 (the “Current Report”). The description of the agreement with Athanor Capital previously included in the Current Report is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 21, 2026, the Company issued a press release with respect to the management transition described in Item 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01 (including Exhibit 99.1), shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed incorporated by reference into any other filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1+	Separation Agreement, by and between the Company and Robert Lisicki, dated January 21, 2026
10.2+*	Offer Letter with Sandeep Kulkarni, dated January 21, 2026
99.1	Press Release, dated January 21, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Indicates management contract or compensatory plan.

* Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted because the Company has determined that the information is both not material and is the type that the Company treats as private or confidential. The Company hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of the exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZURA BIO LIMITED

Date: January 23, 2026	By:	/s/ Kim Davis
Kim Davis
Chief Operating Officer, Chief Legal Officer and Corporate Secretary